Prologis Supplemental Information Unaudited Second Quarter 2016

Table of Contents Highlights 1Company Profile 3Company Performance 5Guidance Financial Information 6Consolidated Balance Sheets 7Pro-rata Balance Sheet 8Consolidated Statements of Income 9Pro-rata Statement of Income 10Reconciliations of Net Earnings to FFO 11Pro-rata Reconciliation of Net Earnings to FFO 12Reconciliations of Net Earnings to EBITDA Strategic Capital 13Summary and Financial Highlights 14Operating and Balance Sheet Information of the Unconsolidated Co-Investment Ventures Operations 15Overview 16Operating Metrics 18Operating Portfolio 21Customer Information Capital Deployment 22Overview 23Development Stabilizations 24Development Starts 25Development Portfolio 26Third Party Building Acquisitions 27Dispositions and Contributions 28Land Portfolio Capitalization 30Overview 31Debt Summary 31Liquidity and Other Metrics Net Asset Value 33Components Notes and Definitions 35Notes and Definitions (A) Cover: Prologis Torrance Distribution Center, Torrance, California (A) Terms used throughout document are defined in the Notes and Definitions

(A) NOI calculation based on Prologis share of the Operating Portfolio. Company Profile Highlights Prologis, Inc., is the global leader in logistics real estate with a focus on high-barrier, high-growth markets. As of June 30, 2016, the company owned or had investments in, on a wholly owned basis or through co-investment ventures, properties and development projects expected to total approximately 666 million square feet (62 million square meters) in 20 countries. Prologis leases modern distribution facilities to a diverse base of approximately 5,200 customers across two major categories: business-to-business and retail/online fulfillment. Asia 55 MSF 3% of NOI(A) U.S. 378 MSF 71% of NOI(A) Other Americas 54 MSF 7% of NOI(A) Europe 179 MSF 19% of NOI(A) 5,200 Customers 666M Square Feet 3,347 Buildings 1

2Q 2016 Prologis share of NOI annualized. 2Q 2016 third-party share of asset management fees annualized plus trailing twelve month third party transaction fees and net promotes. Prologis share of trailing twelve month estimated value creation from development starts. Mexico is included in the U.S. as it is U.S. dollar functional. Highlights $1.8B in annual NOI(A) Operations $164M of fees and promotes(B) Strategic Capital Prologis Share AUM $39B(D) Net Equity $27B(D) Gross AUM $65B(D) 2 $299M in value from starts annually(C) Development Company Profile

(A) Includes value creation from value added conversions, including, $29 million in Q3 2015. Company Performance Highlights 3

Company Performance Highlights 4 (in millions)

The difference between Core FFO and Net Earnings predominately relates to real estate depreciation, gains or losses on real estate transactions, acquisition expenses and early extinguishment of debt. See the Notes and Definitions for more information. Net promote guidance range is $0.14 to $0.16 per share. Earnings guidance includes potential future gains (losses) recognized from real estate transactions, but exclude future foreign currency or derivative gains or losses as these items are difficult to predict. Guidance Highlights 5

Consolidated Balance Sheets Financial Information 6

Pro-rata Balance Sheet Financial Information 7

Consolidated Statements of Income Financial Information 8

Pro-rata Statement of Income Financial Information 9

Reconciliations of Net Earnings to FFO Financial Information 10

Pro-rata Reconciliation of Net Earnings to FFO Financial Information 11

Reconciliations of Net Earnings to EBITDA Financial Information 12

Throughout this document we use the most recent public information for these co-investment ventures. Summary and Financial Highlights Strategic Capital 13

Operating and Balance Sheet Information of the Unconsolidated Co-Investment Ventures Strategic Capital 14

Overview – Owned and Managed Operations 15

Operating Metrics – Owned and Managed Operations 16

Operating Metrics – Owned and Managed Operations 17 99% Occupancy

Operating Portfolio – Square Feet, Occupied and Leased Operations 18

Operating Portfolio – NOI and Gross Book Value Operations 19

Operating Portfolio – Summary by Division Operations 20

Customer Information – Owned and Managed Operations 21

Overview – Prologis Share Capital Deployment Est Value Creation $ 224 $ 277 $ 347 $ 380 $ 121 Outside the U.S. U.S. 22 (in millions) Wtd avg est stabilized yield 7.8% 7.8% 7.5% 7.3% 6.8% Est Value Creation $148 $372 $236 $533 $ 285

Development Stabilizations Capital Deployment 23

Development Starts Capital Deployment 24

Development Portfolio Capital Deployment 25

Third Party Building Acquisitions Capital Deployment 26

Dispositions and Contributions Capital Deployment 27

Land Portfolio – Owned and Managed Capital Deployment 28

Land Portfolio – Summary and Roll Forward Capital Deployment 29 (A) Amounts don’t include approximately 1,500 acres of land that we currently control through options, ground leases, joint ventures and other contractual arrangements. This represents a potential estimated build out of approximately $1.7 billion in TEI.

Mexico is included in the U.S. as it is U.S. dollar functional. This includes the currencies in Europe in which we operate, predominately Euro and GBP. These calculations are included in the Notes and Definitions section, and are not calculated in accordance with the applicable SEC rules. A securities rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time by the rating organization. Overview Capitalization Assets Under Management (dollars in millions) Total Enterprise Value Assets Under Management Total AUM by Division Net Equity 30 Yen 20.1%

The maturity of credit facilities, certain term loan debt (Prologis share $411.9 million) and certain unconsolidated entity debt (Prologis share $274.8 million) is reflected at the extended maturity date as the extension is at the entity’s option. We hedge the net assets of certain international subsidiaries using foreign currency forward contracts, including those that are accounted for as net investment hedges, to economically reduce our exposure to fluctuations in foreign currency rates. The effect is to essentially exchange U.S. dollar denominated debt as reflected in the table under Investment Hedges. See also page 30 for our net equity exposure by currency. Debt Summary Capitalization 31

Liquidity and Other Debt Metrics Capitalization 32

Components – Prologis Share Net Asset Value 33

Components - Continued Net Asset Value 34

Notes and Definitions Section 1

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